Exhibit 10.36

[On Texas State Bank letterhead]

October 14, 2005

NeoRx Manufacturing Group, Inc.

NeoRx Corporation

300 Elliott Avenue West, Suite 500

Seattle, Washington 98119-4114

Attn:  Gerald McMahon, Chairman and CEO

Re:                             Agreements Concerning Secured Indebtedness

Dear Mr. McMahon:

Reference is hereby made to (1) that certain promissory note dated as of April 17, 2001 made by NeoRx Corporation, a Washington corporation (“NeoRx”) and NEORX Manufacturing Group, Inc. (formerly NRX Acquisition Corporation), a Washington corporation (“NRX”), payable to Texas State Bank (“Bank”) in the principal amount of $6,000,000 (“Note”), (2) that certain security agreement dated as of April 17, 2001 between NRX, as debtor, and Bank, as secured party (“Security Agreement”), and (3) that certain deed of trust, with security agreement, assignment of rents and leases and financing statement dated as of April 17, 2001 made by NRX, as grantor, for the benefit of Bank, as beneficiary (“Deed of Trust”).  Capitalized terms not defined herein shall have the meanings assigned to them in the Deed of Trust.  The Note, the Security Agreement and the Deed of Trust are collectively referred to herein as the “Loan Documents.”

NRX and NeoRx (collectively, “Borrowers”) have notified Bank that they intend to sell the Mortgaged Property, and to apply the proceeds from such sale to the last maturing installments of principal owing on the Note.  Bank has requested the following additional assurances (“Additional Assurances”) from Borrowers in connection with the sale of the Mortgaged Property:

(i)                                     Borrowers deposit $1,000,000 in an interest bearing account with Bank (such deposit and all interest and earnings thereon, the “Cash Collateral”) on before October 19, 2005, as additional collateral securing the payment of the Note;

(ii)                                  if Borrowers are unable to obtain at least $15,000,000 in new financing on or before January 31, 2006, then Bank may apply the Cash Collateral to payment of the last maturing installments owing on the Note; and

(iii)                               if Borrowers obtain $15,000,000 or more in new financing on or before January 31, 2006, Borrowers agree to make a principal payment on the Note by January 31, 2006 (“Loan Equalization Payment”) that reduces the unpaid principal owing on the Note to an amount equal to the lowest of:  $2,640,000; or 80% of the fair market value of the Mortgaged Property as reflected in the most recent appraisal of the

Mortgaged Property prepared by a qualified appraiser; or 80% the sales price in the most recent listing agreement on the Mortgaged Property; with the payment applied to the last maturing installments of principal owing on the Note.

In exchange for the Additional Assurances, Bank agrees (the “Bank Agreements”):

(1)                                  Borrower’s cessation of operations at the Mortgaged Premises will not be declared an Event of Default under the Loan Documents so long as Borrowers continue to maintain insurance on the Mortgaged Premises, pay the taxes on the Mortgaged Premises prior to delinquency, comply with Borrowers’ maintenance, repair and restoration obligations on the Mortgaged Premises, and maintain adequate security at the Mortgaged Premises;

(2)                                  prior to January 31, 2006, not to declare an Event of Default under Section 9.16 of the Deed of Trust;

(3)                                  after January 31, 2006, not to declare an Event of Default under Section 9.16 of the Deed of Trust provided the Borrowers obtain $15,000,000 or more in new financing on or before January 31, 2006, the Loan Equalization Payment is made, and the principal balance owing on the Note thereafter is never greater than the lesser of:  80% of the fair market value of the Mortgaged Property as reflected in the then most recent appraisal of the Mortgaged Property prepared by a qualified appraiser; or 80% of the sales price in the then most recent listing agreement on the Mortgaged Property; and

(4)                                  to release the Cash Collateral to the Borrowers upon receipt of the Loan Equalization Payment.

Borrowers, by their acceptance of this letter agreement, agree:

(I)                                    to the Additional Assurances requested by the Bank, and hereby grant the Bank a security interest in the Cash Collateral and related deposit account to secure the payment of the Note; however, if the borrowers fail to make the required $1,000,000 deposit on or before October 19, 2005, the Bank is released from all the Bank Agreements, and the Bank Agreements shall be null and void;

(II)                                to deliver to the Bank, on or before October 19, 2005, certifications of resolutions adopted by each of the Borrower’s board of directors authoring the Borrowers execution and delivery of this letter agreement, and the performance by Borrowers of all the actions required of them under this letter agreement; and

(III)                            to execute and deliver all documents and information reasonably necessary to establish the deposit account for the Cash Collateral, such as signature cards, identification information, tax identification numbers, names of authorized signatories, and a security agreement further documenting the Borrower’s grant to the Bank of a security interest in the Cash collateral and the deposit account.

This letter agreement shall become effective on the Bank’s receipt of this letter signed by the Borrowers on or before October 17, 2005.

Sincerely,

TEXAS STATE BANK

/s/ Douglas G. Bready
Douglas G. Bready
President – McAllen

The undersigned have read and understand the foregoing and agree to the terms and conditions set forth in this letter, and understand that this letter agreement is a legally enforceable agreement.

NeoRx Manufacturing Group, Inc. a Washington corporation

By	/s/ Gerald McMahon
	Name:	Gerald McMahon
	Title:	President & CEO
	Dated:	10/17/05

NeoRx Corporation,
a Washington corporation

By	/s/ Gerald McMahon
	Name:	Gerald McMahon
	Title:	President & CEO
	Dated:	10/17/05